Fund Evaluation Group, LLC FEG Investors, LLC FEG Private Investors, LLC Code of Ethics January, 2012

Table of Contents

1 -Statement of General Policy

2 -Definitions

3 -Standards of Business Conduct

4 -Prohibition Against Insider Trading

5 -Personal Securities Transactions

6 -Gifts and Entertainment

7 -Charitable Contributions

8 -Outside Business Activities

9 -Protecting the Confidentiality of Client Information

10 -Personal Securities Transactions Reporting Procedures

11 -Certification

12 -Records

13-Reporting Violations and Sanctions

14-Annual Code of Ethics Training

Section 1
Statement of General Policy

This Code of Ethics ("Code") has been adopted by Fund Evaluation Group, LLC, FEG Investors, LLC and FEG Private Investors, LLC, and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 ("Advisers Act"). For purposes of this document, references to "FEG" shall cover all entities listed.

Registered investment companies affiliated with FEG (FEG Absolute Access Fund, LLC and FEG Absolute TEI Fund, LLC) have their own Code of Ethics, as required by Rule 17j-1 under the Investment Company Act of 1940. FEG employees who are considered "Access Persons" of these investment companies may be subject to their Code of Ethics, in addition to this Code.

This Code establishes rules of conduct for all employees and associates of FEG (also referred to in this Code as "Supervised Persons" or "Access Persons") and is designed to, among other things, govern personal securities transactions in the accounts of employees, immediate family/household accounts and accounts in which an employee has a direct or indirect beneficial interest.

The Code also addresses the following topics: Insider Trading, Gifts and Entertainment, Charitable Contributions, Outside Business Activities and the Protection of Confidential Information.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Supervised Persons from liability for personal trading or other conduct that violates a fiduciary duty to Clients.

Employees are urged to seek the advice of FEG's Chief Compliance Officer (CCO), or designee, with any questions about the Code. In those situations where an employee may be uncertain as to the intent or purpose of the Code, the employee is advised to consult with the CCO.

The CCO has the authority to grant written waivers of the provisions of the Code in appropriate instances. However, FEG expects that waivers will be granted only in rare instances. Compliance will document any exceptions granted. Generally, no waivers shall be granted on any provisions of the Code that are mandated by the U.S. Securities and Exchange Commission.

The CCO will periodically report to FEG's Executive Committee and/or the Risk Management Committee on compliance with this Code.

Section 2
Definitions

For the purposes of this Code, the following definitions shall apply:

•
"Access Person" means any Supervised Person who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund; or who is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. All Supervised Persons of FEG are considered to be Access Persons under this Code.

•
"Account" means investment accounts of any Supervised Person and includes accounts of the Supervised Person's immediate family members (any relative by blood or marriage living in the employee's household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the Supervised Person has a beneficial interest or controls or exercises investment discretion.

•
"Beneficial Ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder. This means that a person should generally consider himself to be the beneficial owner of any securities in which he has a direct or indirect pecuniary interest. In addition, a person should consider himself the beneficial owner of securities held by his spouse, his minor children, a relative who shares his home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him with sole or shared voting investment power.

•
"Chief Compliance Officer" or "CCO" means the person designated by FEG to administer this Code or to review reports required by this Code. Where appropriate, references to the Chief Compliance Officer or CCO shall include her designee(s).

•
"Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940 ("Investment Company Act"). Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with the company. Ownership of 25% or more of a company's outstanding voting securities is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstance of a given situation.

•	"De Minimis Transaction" means a purchase or sale of an Exchange Traded Fund (ETF) involving no more than the sum of $10,000 per transaction. If however,

during any two consecutive calendar quarters, aggregate purchase or sale transactions by the Supervised Person in ETF shares of the same issuer exceed a cumulative value of $30,000, a subsequent transaction in the issuer's securities during that period shall no longer be regarded as a De Minimis Transaction.

•	"Fund" means an investment company registered under the Investment Company Act.

•
"Reportable Fund" means any registered investment company, i.e., mutual fund, for which our Firm, or a control affiliate, acts as investment adviser, as defined in section 2(a)(20) of the Investment Company Act, or principal underwriter.

•
"Reportable Security" means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (a) Transactions and holdings in direct obligations of the Government of the United States; (b) Bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (c) Shares issued by money market funds; (d) Transactions and holdings in shares of other types of open-end registered mutual funds, unless FEG or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (e) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless FEG or a control affiliate acts as the investment adviser or principal underwriter for the fund.

•	"Purchase or sale of security" includes, among other things, the writing of an option to purchase or sell a security.

•
"Supervised Person" means officers and partners of FEG (or other persons occupying a similar status or performing similar functions), employees of FEG, and any other person who provides investment advice on behalf of FEG and is subject to FEG's supervision and control.

Section 3
Standards of Business Conduct

FEG places the highest priority on maintaining its reputation for integrity and professionalism. This Code is intended to comply with the various provisions of the Advisers Act, and also requires that all Supervised Persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission ("SEC").

General Policy

FEG has adopted the following principles governing personal securities activities by

Supervised Persons:

•	The interests of client accounts will at all times be placed first.
•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility.
•	Supervised Persons must not take inappropriate advantage of their positions.
•	Supervised Persons must comply with applicable federal securities laws.

Section 4
Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others, may expose Supervised Persons and FEG to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, Supervised Persons and FEG may be sued by investors seeking to recover damages for insider trading violations.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, asking a single question can avoid disciplinary action or complex legal problems. You must notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No Supervised Person may trade securities, either personally or on behalf of others (such as investment funds and private accounts managed by FEG), while in the possession of material, nonpublic information about the securities, nor may any Supervised Person communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information, the disclosure of which, will have a substantial effect on the price of a company's securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO.

Material information often relates to a company's results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition, proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal's "Heard on the Street" column.

You should also be aware of the SEC's position that the term "material nonpublic information" relates not only to issuers, but also to FEG's securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?

Information is "public" when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones "tape," the Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information

Before executing any trade for yourself or others, including clients or investment funds or private accounts managed by FEG, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to the CCO.
•	Do not purchase or sell the securities on behalf of yourself or others, including clients or investment funds or private accounts managed by FEG.
•	Do not communicate the information inside or outside FEG, other than to the CCO.

After the CCO has reviewed the issue, FEG will determine whether the information is material and nonpublic and, if so, what action FEG will take.

You should consult with the CCO before taking any action. This high degree of caution will protect you, our clients, and FEG.

4. Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. FEG may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Supervised Person becomes aware of material, nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, FEG must make a judgment as to its further conduct. To protect yourself, your clients and FEG, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

5. Tender Offers

Tender Offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in the possession of material, nonpublic information regarding a tender offer received from the tender offer or, the target company, or anyone acting on behalf of either. Supervised Persons should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6. Restricted Watch Lists

Although FEG does not typically receive confidential information from portfolio companies, it may, if it receives such information, take appropriate procedures to establish restricted or watch lists in certain securities.

The CCO may place certain securities on a "restricted list." Supervised Persons are prohibited from personally, or on behalf of others, including an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of Supervised Persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The CCO shall take steps to immediately inform all Supervised Persons of the securities listed on the restricted list.

The CCO may place certain securities on a "watch list." Securities issued by companies about which a limited number of Supervised Persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to the CCO and a limited number of other persons who are deemed necessary recipients of the list because of their roles in the organization.

Section 5
Personal Securities Transactions

Pre-clearance Required for Participation in Initial Public Offerings (IPOs), Private or Limited Offerings and Electronically Traded Funds (ETFs)

No Supervised Person shall acquire any beneficial ownership in any securities in an IPO, Private or Limited Offering for his or her account, as defined herein, without the prior approval of the CCO, and provided that the CCO has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Supervised Person's activities on behalf of a client). If approved, the transaction will be subject to continuous monitoring for possible future conflicts.

No Supervised Person shall acquire any beneficial ownership in any securities in an ETF, of greater than De Minimis value without the approval of the CCO. Any ETF transaction which falls below the De Minimis standards defined in Section 2 does not need approval prior to executing. Also, approval shall not be required for any ETF transaction: (a) effected for any account over which the Supervised Person has no direct or indirect influence or control; (b) which is non-volitional on the part of the Supervised Person; (c) initiated by an investment adviser with discretionary authority, for the Supervised Person as part of the adviser's overall investment program for its clients; or (d) which is part of an automatic dividend reinvestment plan.

Clearance must be obtained by submitting a pre-clearance request provided for that purpose by the CCO. The CCO monitors all securities transactions of Supervised Persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of front running. Pre-clearance will only be in effect for 5 days. If a trade has been pre-cleared, but not executed within the 5 day period, a new pre-clearance request will need to be submitted.

Advance trade clearance in no way waives or absolves any Supervised Person of the obligation to abide by the provisions, principles and objectives of this Code.

Section 6
Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. FEG has adopted the policies set forth below to guide Supervised Persons in this area.

General Policy

FEG's policy with respect to gifts and entertainment is as follows:

•
Supervised Persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving FEG, or that others might reasonably believe would influence those decisions.

•
Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible (ordinary and usual business is permissible, including occasional meals, sporting events, or comparable entertainment event).

•	Entertainment should not be so frequent nor so excessive as to raise a question of propriety.
•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.
•
This policy does not apply to de-minimis gifts such as pens, notepads, desk ornaments, or promotional items of nominal value that display a company's logo (i.e., FEG umbrellas, tote bags, shirts). The de-mininis applies to these items valued at $100 or less.

Reporting Requirements

Any Supervised Person who accepts or gives, directly or indirectly, anything of value from any person or entity that does business with or on behalf of FEG, including gifts and gratuities with value in excess of $300 per year, must obtain consent from the CCO before accepting or giving such gift.

The gifts policy does not apply to personal gifts such as wedding, congratulatory or bereavement gifts, provided that the gifts are not in relation to the business of the employer of the recipient.

This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with FEG.

This gift reporting requirement is for the purpose of helping FEG monitor the activities of its Supervised Persons. However, the reporting of a gift does not relieve any Supervised Person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the CCO in advance.

Section 7
Charitable Contributions

Employees are permitted to request that FEG make charitable contributions to a client. All such charitable donations in excess of $500 must be pre-approved by the President, in writing. The CCO is responsible for ensuring that FEG maintains documentation of the contribution and approval.

Section 8
Outside Business Activities

FEG discourages employees from engaging in outside business activities that will interfere with their duties, or is investment or securities related for personal profit. Employees who wish to participate in such outside business activities must report such intentions to the President prior to engagement. Employees also must notify the President if there are changes in such activities, including termination. If the President deems that an activity either poses potential conflicts of interest or could appear improper, they will review existing policies and procedures to determine whether sufficient controls are in place to address such matters or may request that the employee cease participation in such activity. Additionally, all associates will be required to report outside business activities on the annual questionnaire. Outside business activities which would be prohibited would include, but are not limited to:

•	Any employment which would compete with the interests of FEG.
•	Consulting engagements in which you offer services provided by FEG.
•	Employment which could cause FEG liability.
•	Fiduciary appointments other than with respect to family members.

You should carefully consider any proposed service on a publically traded board of directors or trustees, or as an investor in, or business partner of any organization. Such service must be reported annually to FEG. Before you may agree to serve in such capacity that is related directly or indirectly to an FEG client, you must secure the written pre-approval of the CCO and President.

Section 9
Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of providing investment advisory services, FEG typically gains access to non-public information about its clients. Such information may include a person's status as a client, personal financial and account information, the composition and allocation of investments in a client's portfolio, information relating to services performed for or transactions entered into on behalf of a client, advice provided by FEG to a client, and data or analyses derived from such non-public personal information (collectively referred to as "Confidential Client Information"). All Confidential Client Information, whether relating to FEG's current or former clients, is subject to the Code's policies and procedures.

Non-Disclosure of Confidential Client Information

Confidential Client Information may only be disclosed when the disclosure is consistent with FEG's policy and the client's direction. FEG does not share Confidential Client Information with any third parties, except in the following circumstances:

•	As necessary to provide services that the client requested or authorized, or to maintain and service the client's account.
•	As required by regulatory authorities or law enforcement officials who have jurisdiction over FEG, or as otherwise required by any applicable law.
•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All Supervised Persons are prohibited, either during or after the termination of their employment with FEG, from disclosing Confidential Client Information to any person or entity outside FEG, including family members, except under the circumstances described above. A Supervised Person is permitted to disclose Confidential Client Information only to such other Supervised Persons who need to have access to such information to deliver FEG's services to the client.

Supervised Persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with FEG, must return all such documents to the Company.

Any Supervised Person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information

FEG enforces the following policies and procedures to protect the security of Confidential Client Information:

•	FEG restricts access to Confidential Client Information to those Supervised Persons who need to know such information to provide FEG's services to clients.
•
Any Supervised Person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day.

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons.
•
Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Supervised Persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, FEG and all Supervised Persons must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the "nonpublic personal information" of natural person clients. Nonpublic personal information, under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, and any information obtained in providing products or services. Pursuant to Regulation S-P, FEG has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

The CCO is responsible for reviewing, maintaining and enforcing FEG's confidentiality and privacy policies. The CCO is also responsible for conducting appropriate employee training to ensure adherence to these policies.

Section 10
Personal Securities Transactions Reporting Procedures

Reporting Requirements

Every Supervised Person shall provide initial and annual holdings reports and quarterly transaction reports to the CCO, which must contain the information described below. It is the policy of FEG that each Supervised Person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all Reportable Securities transactions to the CCO. FEG has adopted an automated reporting system (Financial Tracking) for all transactions, forms and pre-clearance mentioned in this Code. Upon employment with FEG, employees will receive the necessary log on information to begin reporting. Most brokerage statements will automatically be received through Financial Tracking, however, in some instances, an employee may have to manually enter information. Compliance will not accept paper reports.

1. Initial Holdings Report

Every Supervised Person shall, no later than ten (10) days after the person becomes a Supervised Person, file an initial holdings report containing the following information:

•
The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Reportable Security in which the Supervised Person had any direct or indirect beneficial interest ownership.

•
The name of any broker, dealer or bank, account name, number and location with whom the Supervised Person maintains an account in which any securities are/were held for the direct or indirect benefit of the Supervised Person.

•	The date that the report is submitted by the Supervised Person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became a Supervised Person.

2. Quarterly Transaction Reports

Every Supervised Person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information with respect to any transaction during the quarter in a Reportable Security in which the Supervised Person had any direct or indirect beneficial ownership:

•
The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security.

•	The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition).
•	The price of the reportable security at which the transaction was effected.
•	The name of the broker, dealer or bank with or through whom the transaction was effected.
•	The date the report is submitted by the Supervised Person.

3. Annual Holdings Report

Every Supervised Person shall, no later than January 30of each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

4. Exempt Transactions

A Supervised Person need not submit a report with respect to:

•	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control.
•	Transactions effected pursuant to an automatic investment plan, (i.e. a dividend retirement plan).
•	Direct obligations of the government of the United States.
•	Banker's acceptances.
•	Bank certificates of deposit.
•	Commercial Paper.
•	High quality short-term debt instruments including repurchase agreements.
•	Shares issued by open-end funds unless FEG or a control affiliate of FEG acts as the investment adviser of the fund (FEG proprietary and Managed Portfolios will need to be reported).

5. Monitoring and Review of Personal Securities Transactions

Supervised Persons must submit quarterly transaction reports to the CCO no later than 30 days after the end of each calendar quarter. Subject to the CCO determining that extenuating circumstances dictate a different action, the following actions will be implemented for any Supervised Person who fails to report on time:

Number of Offense	Implemented Fine
1st Offense	Letter of reprimand
2nd Offense	$100.00 Fine (withheld from paycheck)
3rd Offense	Minimum $500 Fine (withheld from paycheck) and possible other disciplinary action as described in Section 13

The CCO will monitor and review all reports required under the Code for compliance with FEG's policies regarding personal securities transactions and applicable SEC rules and regulations.

The CCO may also initiate inquiries of Supervised Persons regarding personal securities trading. Supervised Persons are required to cooperate with such inquiries and any monitoring or review procedures employed by FEG.

Any transactions for any accounts of the CCO will be reviewed and approved by the President, or other designated supervisory person. The CCO shall at least annually identify all Supervised Persons who are required to file reports pursuant to the Code and will inform such Supervised Persons of their reporting obligations.

Section 11
Certification

Initial Certification

All Supervised Persons will be provided with a copy of the Code and must initially certify to the CCO that they have:

•	Received a copy of the Code.
•	Read and understand all provisions of the Code.
•	Agreed to abide by the Code.
•	Reported all account holdings as required by the Code.

Acknowledgement of Amendments

All Supervised Persons shall receive any amendments to the Code and must certify to the CCO that they have:

•	Received a copy of the amendment.
•	Read and understood the amendment.
•	Agreed to abide by the Code as amended.

Annual Certification

All Supervised Persons must annually certify to the CCO that they have:

•	Read and understood all provisions of the Code.
•	Complied with all requirements of the Code.
•	Submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised Persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.

Section 12
Records

The CCO shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of any Code of Ethics adopted by FEG pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past six years.
•	A record of any violation of FEG's Code and any action that was taken as a result of such violation for a period of six years from the end of the fiscal year in which the violation occurred.
•
A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past six years was, a Supervised Person which shall be retained for six years after the individual ceases to be a Supervised Person of FEG.

•	A copy of each report made pursuant to the Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports.
•	A list of all persons who are, or within the precedingsix years have been, Access Persons.
•
A record of any decision and reasons supporting such decision to approve a Supervised Person's acquisition of securities in IPOs, limited offerings, or ETFs within the past six years after the end of the fiscal year in which such approval is granted.

Section 13
Reporting Violations and Sanctions

All Supervised Persons shall promptly report to the CCO all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

The CCO shall promptly report to the President and, as appropriate, the Risk Management Committee, all apparent material violations of the Code. When the CCO finds that a violation otherwise reportable could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such findings, and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter.

The President and, as appropriate, the Risk Management Committee, shall consider reports made to it hereunder, and the CCO shall determine whether or not the Code has been violated and recommend what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, and suspension or termination of the Supervised Person's employment with FEG.

Section 14
Annual Code of Ethics Training

The Compliance Department will provide to each Supervised Person a copy of this Code of Ethics and any amendments on at least an annual basis. Each Supervised Person is required to acknowledge their receipt of the Code. In addition, each person must annually recertify that he has re-read, understands and has complied with the Code.

The CCO is responsible for verifying that all Supervised Persons acknowledge receipt. The CCO is also responsible for providing Supervised Persons adequate training on the principles and procedures of this Code of Ethics, such as periodic orientation or training sessions with new and existing staff to remind them of their obligations under the Code and informing Supervised Persons of significant changes in the Code.